Exhibit 5.3

London
Freshfields Bruckhaus Deringer llp 100 Bishopsgate
London EC2P 2SR
T +44 20 7936 4000 (Switchboard)
+44 20 7832 7323 (Direct)

LDE No 23
E stephen.hewes@freshfields.com www.freshfields.com

Doc ID
LON63431124

Our Ref 115283-0096

Carnival plc

Carnival House

100 Harbour Parade

Southampton

United Kingdom

SO15 1ST

Carnival Corporation

3655 NW 87th Avenue

Miami

FL33178-2428

28 June 2021

Dear Sirs

REGISTRATION STATEMENT ON FORM S-8 OF CARNIVAL CORPORATION AND CARNIVAL PLC

INTRODUCTION

1.     In connection with the joint registration statement on Form S-8 (the Registration Statement) of Carnival Corporation, a corporation organized under the laws of the Republic of Panama (Carnival Corporation) and Carnival Plc, a public limited company incorporated under the laws of England and Wales (the Company), under the Securities Act 1933 (the Act), we have been requested to render our opinion on certain matters in connection with the Registration Statement.

Freshfields Bruckhaus Deringer LLP is a limited liability partnership registered in England and Wales with registered number OC334789. It is authorised and regulated by the Solicitors Regulation Authority. For regulatory information please refer to www.freshfields.com/support/legalnotice.

A list of the members (and of the non-members who are designated as partners) of Freshfields Bruckhaus Deringer LLP is available for inspection at its registered office, 65 Fleet Street, London EC4Y 1HS. Any reference to a partner means a member, or a consultant or employee with equivalent standing and qualifications, of Freshfields Bruckhaus Deringer LLP or any of its affiliated firms or entities.

2.    The Registration Statement relates to the registration under the Act of the issuance of 10,000,000 shares of Carnival Corporation common stock issuable under the Carnival Corporation 2020 Stock Plan (the Plan), 10,000,000 trust shares (the Trust Shares) of beneficial interest in the P&O Princess Special Voting Trust, a trust established under the laws of the Cayman Islands, that are paired with the shares of Carnival Corporation common stock issuable under the Plan, which Trust Shares are paired with the shares of Carnival Corporation common stock on a one-for-one basis and represent a beneficial interest in a special voting share of the Company and the Company’s special voting share of 1 pound sterling in the capital of the Company (the Special Voting Share) issued to Carnival Corporation (such share having been transferred to the trustee of the P&O Princess Special Voting Trust).

3.    We are acting as English legal advisers to the Company for the purposes of giving this opinion. In so acting, we have examined the following documents:

(a)	a draft of the Registration Statement to be filed under the Act;

(b)	a copy of the current articles of association of the Company in force as at 25 June 2021 (the Articles);

(c)	a copy of the Company’s Certificate of Incorporation dated 19 July 2000 issued by the Registrar of Companies of England and Wales;

(d)

a search carried out on 25 June 2021 (carried out by us or by Legalinx Limited trading as GlobalX on our behalf) of the public documents of the Company kept at Companies House in Cardiff (the Company Search);

(e)	a certificate issued to us by the Corporate Counsel of the Company dated 28 June 2021 (the Counsel’s Certificate); and

(f)	a certificate issued to us by the Corporate Counsel of the Company dated 9 March 2018 (the Historic Certificate).

The documents listed in paragraphs 3(a) to 3(f) above are referred to in this opinion as the Documents and we have relied upon the statements as to factual matters contained in or made pursuant to each of Documents. In this opinion, the Winding-Up Enquiry means our search (carried out by us or by GlobalX on our behalf) on 25 June 2021 of the Central Registry of Winding up Petitions.

ASSUMPTIONS

4.    In considering the Documents and rendering this opinion we have with your consent and without any further enquiry assumed:

(a)

Authenticity: (A) the genuineness of all signatures, (B) that a signatory has personally signed the Documents either (i) by hand (a wet ink signatory); or (ii) by adding an image or their signature to an electronic version of the Documents; or (iii) by adding their signature to an electronic version of the Documents on an approved web-based electronic signing platform (e-platform) contemplated by the parties and their legal advisors; or (iv) by using a mouse, finger, stylus or similar to sign their name in an

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electronic version of the Documents on a touchscreen device such as an iPad (each signature referred to in (ii) to (iv) an e-signature, and each signatory referred to in (ii) to (iv) an e-signatory), and (C) the genuineness of all stamps and seals on, and the authenticity, accuracy and completeness of, all documents submitted to us (whether as originals or copies);

(b)	Copies: the conformity to originals of all documents supplied to us as photocopies, portable document format (PDF) copies, facsimile copies or e-mail conformed copies;

(c)	Drafts: that, where a document has been examined by us in draft or specimen form, it will be or has been duly executed and delivered in the form of that draft or specimen;

(d)

Counsel’s Certificates: that each of the statements contained in the Counsel’s Certificate and the Historic Certificate (and in the schedules to each of the Counsel’s Certificate and the Historic Certificate) is true and correct as at the date hereof;

(e)

Company Search: that the information revealed by the Company Search: (i) was accurate in all respects and has not since the time of such search been altered; and (ii) was complete, and included all relevant information which had been properly submitted to the Registrar of Companies;

(f)	Winding-Up Enquiry: that the information revealed by the Winding up Enquiry was accurate in all respects and has not since the time of such enquiry been altered;

(g)

Board Meeting: that the meeting of the board of directors of the Company to authorise the allotment and issue of the Special Voting Share was properly constituted and convened, that a quorum of properly appointed directors of the Company (holding the necessary offices and meeting the other requirements for the purposes of forming a quorum) was present throughout; that the resolutions referred to therein were properly passed at such meeting, that all provisions contained in the Companies Act 1985, the Articles and the articles of incorporation and by-laws of Carnival Corporation were duly observed, and that such resolutions have not been amended, revoked or rescinded and are in full force and effect;

(h)

Directors’ Duties: that the directors of the Company, in authorising the allotment and issue of the Special Voting Share and filing of the Registration Statement, have exercised their powers in accordance with their duties under all applicable laws and the Articles;

(i)

Unknown Facts: that there are no facts or circumstances (and no documents, agreements, instruments or correspondence) which are not apparent from the face of the Documents or which have not been disclosed to us that may affect the validity or enforceability of the Documents or any obligation therein or otherwise affect the opinions expressed in this opinion;

(j)

Representations: that the representations and warranties by the respective parties in the Documents in each case (other than as to matters of law on which we opine in this opinion) are or were, as applicable, true, correct, accurate and complete in all respects on the date such representations and warranties were expressed to be made and that the terms of the Documents have been and will be observed and performed by the parties thereto;

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(k)

Anti-terrorism, money laundering: that the parties have complied (and will continue to comply) with all applicable anti-terrorism, anti-corruption, anti-money laundering, civil or criminal antitrust, cartel, competition, public procurement, state aid, sanctions and human rights laws and regulations, and that performance and enforcement of the Documents is, and will continue to be, consistent with all such laws and regulations;

(l)	Secondary Legislation: that all UK secondary legislation relevant to this opinion is valid, effective and enacted within the scope of the powers of the relevant rule-making authorities;

(m)	Authorisations:

(i)	that the Company had sufficient authorised capital at the time of the allotment and issue of the Special Voting Share to effect such allotment and issue;

(ii)	that the Company had sufficient authority to allot the Special Voting Share pursuant to section 80 of the Companies Act 1985 or any preceding legislation at the time of such allotment;

(n)

Pre-emption rights: that the Company complied with all applicable pre-emption rights, whether pursuant to law, regulation or the articles of association of the Company, at the time of the allotment and issue of the Special Voting Share; and

(o)

Filings under all laws: that all consents, licences, approvals, notices, filings, recordations, publications and registrations which are necessary under any applicable laws (other than the laws or regulations of England) in order to permit the execution, delivery or performance of the Documents, including filing of the Registration Statement and the allotment and issue of the Special Voting Share, or to perfect, protect or preserve any of the interests created by the Documents, have been made or obtained, or will be made or obtained within the period permitted or required by such laws or regulations.

OPINION

5.    Based on and relying solely upon the foregoing and the assumptions in paragraph 4 above and subject to the matters set out in paragraphs 6 and 7 below and excluding any matters not disclosed to us, we are of the opinion that the Special Voting Share has been duly authorised and validly issued and is fully paid and non-assessable.

For the purposes of this opinion, we have assumed that the term “non-assessable” in relation to the Special Voting Share means under English law that the holder of such share, in respect of which all amounts due on such share as to the nominal amount and any premium thereon have been fully paid, will be under no further obligation to contribute to the liabilities of the Company solely in its capacity as holder of such share.

QUALIFICATIONS

6.    Our opinion is subject to the following qualifications:

(a)	Company Search: the Company Search is not capable of revealing conclusively whether or not:

(i)	a winding-up order has been made or a resolution passed for the winding-up of a company; or

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(ii)	an administration order has been made; or

(iii)	a receiver, administrative receiver, administrator or liquidator has been appointed; or

(iv)	a court order has been made under the Cross-Border Insolvency Regulations 2006,

since notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the public microfiche of the relevant company immediately.

In addition, the Company Search is not capable of revealing, prior to the making of the relevant order or the appointment of an administrator otherwise taking effect, whether or not a winding-up petition or an application for an administration order has been presented or notice of intention to appoint an administrator under paragraphs 14 or 22 of Schedule B1 to the Insolvency Act 1986 (the Insolvency Act) has been filed with the court;

(b)

Winding-Up Enquiry: the Winding up Enquiry relates only to the presentation of: (i) a petition for the making of a winding up order or the making of a winding up order by the court; (ii) an application to the High Court of Justice in London for the making of an administration order and the making by such court of an administration order; (iii) a notice of intention to appoint an administrator or a notice of appointment of an administrator filed at the High Court of Justice in London; and (iv) a notice of a moratorium under Part A1 of the Insolvency Act. It is not capable of revealing conclusively whether or not such a winding up petition, application for an administration order, notice of intention or notice of appointment or notice of a moratorium has been presented or winding up or administration order granted, because:

(i)	details of a winding up petition or application for an administration order may not have been entered on the records of the Central Registry of Winding-up Petitions immediately;

(ii)

in the case of: (i) an application for the making of an administration order; (ii) the filing of a notice of intention to appoint an administrator; (iii) the filing of a notice of appointment of administrator; or (iv) the filing of a notice of a moratorium, if such application is made to, order made by or notice filed with, a court other than the High Court of Justice in London, no record of such application, order or notice will be kept by the Central Registry of Winding-up Petitions;

(iii)

a winding up order or administration order may be made before the relevant petition or application has been entered on the records of the Central Registry, and the making of such order may not have been entered on the records immediately;

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(iv)

details of a notice of intention to appoint an administrator or a notice of appointment of an administrator under paragraphs 14 and 22 of Schedule B1 of the Insolvency Act and details of a notice of moratorium under Part A1 of the Insolvency Act may not be entered on the records immediately (or, in the case of a notice of intention to appoint, at all); and

(v)	with regard to winding up petitions, the Central Registry of Winding-up Petitions may not have records of winding up petitions issued prior to 1994;

(c)

Jurisdiction: no opinion is given as to whether or not any court will take jurisdiction, or whether the English courts would grant a stay of any proceedings commenced in England, or whether the English courts would grant any relief ancillary to proceedings commenced in a foreign court;

(d)

Foreign Courts: we express no opinion as to whether or not a foreign court (applying its own conflict of laws rules) will act in accordance with the parties’ agreement as to jurisdiction and/or choice of law; and

(e)

Insolvency: this opinion is subject to all applicable laws relating to insolvency, bankruptcy, administration, moratorium, reorganisation, liquidation or analogous circumstances and other similar laws of general application relating to or affecting generally the enforcement of creditors’ rights and remedies from time to time.

OBSERVATIONS

7.    We should also like to make the following observations, it should be understood that:

(a)

Factual Statements: we have not been responsible for verifying whether any statements of fact (including as to foreign law) or any statement of opinion or intention contained in or relevant to the Documents or any related documents are accurate, complete or reasonable or that no material facts have been omitted therefrom;

(b)	Enforceability: we express no opinion on whether the obligations of the Company under the Documents are enforceable against it in the English courts;

(c)

Nature of Role: we have not been involved in the preparation or negotiation of the Documents, and have reviewed them only for the limited purpose of giving this opinion. Accordingly, we express no view as to the suitability of the Documents or of their provisions or their general compliance with market practice or any commercial aspects of the Documents; and

(d)	Operational Licences: we have not investigated whether the Company has obtained any of the operational licences, permits and consents which it may require for the purpose of carrying on its business.

LIMITATIONS OF LIABILITY

8.    Where you have received advice from a number of advisers in connection with the matters on which we opine in this opinion or any related matter in respect of which we could be potentially jointly or severally liable with any such other advisers for losses suffered by

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you, our liability will not be affected by any limitation of liability which you may agree with any other advisers. Accordingly, our liability to you will be limited to such proportion of the losses suffered by you as is finally determined to be just and equitable, having regard to the relative responsibility of ourselves and any other person who is jointly or severally liable for such losses. If you have received advice from any other advisers with respect to matters on which we opine in this opinion which qualifies such opinions then, to the extent that such advice is correct, you will not place any reliance on the unqualified opinions contained in this opinion, and we will have no liability to you in connection therewith.

9.    Your reliance on the matters addressed in this opinion letter is on the basis that any associated recourse is against the firm’s assets only and not against the personal assets of any individual partner. The firm’s assets for this purpose consist of all assets of the firm’s business, including any right of indemnity of the firm or its partners under the firm’s professional indemnity insurance policies, but excluding any right to seek contribution or indemnity from or against any partner of the firm or person working for the firm or similar right. The restrictions in the previous sentences apply to any claim, whether in contract, tort (including negligence) for breach of statutory duty, or otherwise, but they do not apply in the case of our willful misconduct or fraud or where and to the extent prohibited by applicable law and regulation (including without limitation, the rules of professional responsibility governing the practice of law).

10.    This opinion is confined to matters of English law (including case law) as applied as at the date of this opinion by the English courts and is given on the basis that it and any non-contractual obligations arising out of or in relation to this opinion will be governed by and construed in accordance with current English law. Accordingly, we express no opinion with regard to any system of law other than the laws of England as currently applied by the English courts.

11.    We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion as Exhibit 5.3 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by the Act or by the rules and regulations promulgated thereunder.

BENEFIT OF OPINION

12.    This opinion is given to you for your benefit in relation to the Registration Statement to be filed under the Act. It is not to be transmitted to any person nor is it to be relied upon by any other person or for any purposes or quoted or referred to in any public document without our prior written consent, except that we consent to the use of our name in the Registration Statement on the basis stated in paragraph 11.

GOVERNING LAW AND JURISDICTION

13.    This opinion and any non-contractual obligations arising out of or in relation to this opinion are governed by English law.

14.    The English courts shall have exclusive jurisdiction, to which you and we submit, in relation to all disputes (including claims for set-off and counterclaims) arising out of or in

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connection with this opinion, including, without limitation, disputes arising out of or in connection with: (i) the creation, effect or interpretation of, or the legal relationships established by, this opinion; and (ii) any non-contractual obligations arising out of or in connection with this opinion.

Yours faithfully

/s/ Freshfields Bruckhaus Deringer LLP

Freshfields Bruckhaus Deringer LLP

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